UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(D) Of
The Securities Exchange Act of 1934

DATE OF EARLIEST EVENT REPORTED: November 25, 2013
DATE OF REPORT: December 2, 2013

GENERATION ZERO GROUP, INC.
 (Exact Name of Registrant As Specified In Its Charter)

NEVADA	333-146405	20-5465816
(State or Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

13663 PROVIDENCE ROAD,
 SUITE #253
WEDDINGTON, NC  28104
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(470) 809-0707
(REGISTRANT'S TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

On November 27, 2013, Cynthia S. White sold the 1,000 shares of Series A Preferred Stock that she owned to Richard M. Morrell, the Company’s Chief Executive Officer, for $10.  As a result of the purchase of the Series A Preferred Stock, which Series A Preferred Stock has the right, voting in aggregate, to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote (the “Super Majority Voting Rights”), a change of control of the Company was deemed to have occurred.

Other than as described above, the Company is not aware of any further arrangements which may at a subsequent date result in a change of control of the Company.

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective November 27, 2013, Cynthia S. White resigned as a director of Generation Zero Group, Inc. (the “Company”) and as a director and officer of subsidiaries of the Company due to personal health issues.  Ms. White’s resignation did not reflect any disagreements with the Company, including on any matter relating to the Company's operations, policies and practices.

On November 25, 2013, to be effective as of July 22, 2013 (the “Effective Date”), the Company entered into a Consulting Agreement with its Chief Executive Officer and President.  The Consulting Agreement continues until the first to occur of (a) the death or disability of Mr. Morrell; or (b) thirty (30) days written notice by either the Company or Mr. Morrell of their intent to terminate this Agreement.

Effective on the Effective Date, the Company issued Mr. Morrell 1,000,000 shares of restricted common stock of the Company in consideration for agreeing to provide the services and consulting services rendered prior to the Effective Date.

The Company agreed to issue Mr. Morrell 600,000 shares of the Company’s restricted common stock as long as Mr. Morrell is still providing services pursuant to the Consulting Agreement on January 22, 2014.  In the event that the Company, under Mr. Morrell’s leadership, is profitable and such profitability is apparently sustainable (in the sole subjective opinion of the Board of Directors) as of December 31, 2014, Mr. Morrell will be issued an additional 1,000,000 shares of restricted common stock of the Company. Beginning January 22, 2014, Mr. Morrell will be paid a monthly consulting fee of $10,000 per month (the “Monthly Payments”); provided that the Board of Directors (“BOD”) has determined in their sole discretion, that the Company has adequate cash flow to support such Monthly Payments.  In the event the BOD determines that the Company does not have adequate cash flow to support such Monthly Payments, in lieu of the Monthly Payments, Mr. Morrell shall be issued 100,000 shares of the Company’s restricted common stock for each month that the Monthly Payments are not paid in cash, not to exceed past July 22, 2014.  These additional shares will be awarded to Mr. Morrell within 90 days of the earlier of the date that cash payments start or July 22, 2014.  Beginning on July 22, 2014, Mr. Morrell will be paid a monthly consulting fee of $10,000 per month, unless mutually agreed otherwise by Mr. Morrell and the BOD.

Based on annual performance milestones (the “Bonus Criteria”) set by the BOD, which have already been established by the BOD through the year 2014, the BOD may in its discretion award Mr. Morrell yearly bonuses (the “Bonuses”). Based on meeting such Bonus Criteria, Mr. Morrell may receive Bonuses in cash or stock equal to twelve (12) months of Monthly Payments, adjusted consistent with performance against Bonus Criteria.

In the event that the Company or a subsidiary sells or transfers the find.com URL, including if such sale or transfer occurs as part of a sale or transfer of the Company or a subsidiary, the Consulting Agreement shall be extended for six months and Mr. Morrell shall be entitled to receive Monthly Payments for such periods.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Consulting Agreement with Richard Morrell
17.1	Resignation Letter of Cynthia S. White as Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENERATION ZERO GROUP, INC.

Date: December 2, 2013	By: /s/ Richard M. Morrell
Richard M. Morrell
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement with Richard Morrell
17.1	Resignation Letter of Cynthia S. White as Director